Exhibit 12.1


PDV America, Inc. and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges
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

                                                                     Year Ended December 31
                                           ---------------------------------------------------------------------------
                                                1999           1998           1997           1996           1995
                                           ---------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Income before provision for income taxes       200,415        361,703        334,185        215,781        226,482
   Distributions in excess of equity in
    earnings of affiliates                      82,847         46,180         33,506              -              -
   Equity earnings (losses) in excess of
    distributions                                    -              -              -         (8,672)       (19,090)
   Interest                                    165,351        180,241        209,465        194,362        186,546
   Amortization of previously
    capitalized interest                         3,076          2,858          4,115          3,600          3,440
   Portion of rent representative of
    interest factor                             11,667         11,333         13,000         11,000         10,928
                                               -------        -------        -------        -------        -------
     Total earnings                            483,356        602,315        594,271        416,071        408,306
                                               =======        =======        =======        =======        =======
Fixed charges

   Interest expenses                           165,351        180,241        209,465        194,362        186,546
   Capitalized interest                          7,000          5,000          7,800         12,000          5,000
   Portion of rent representative of
    interest factor                             11,667         11,333         13,000         11,000         10,928
                                               -------        -------        -------        -------        -------
     Total fixed charges                       184,018        196,574        230,265        217,362        202,474
                                               =======        =======        =======        =======        =======

Ratio of earnings to fixed charges              2.52 x         3.06 x         2.58 x         1.91 x         2.02 x
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